Exhibit 99

BMC Software Announces Fiscal 2010 Fourth Quarter and Full Year Results

  Total bookings for the year grew 4 percent and for the quarter rose 9 percent
  Cash flow from operations for fiscal 2010 was $635 million, up 10 percent, and for the quarter was $304 million, up 53 percent
  Total revenue for the year increased 2 percent and for the quarter increased 3 percent
  Non-GAAP diluted EPS for the year was $2.66, up 17 percent, and for the quarter was $0.65, up 2 percent
  Company board of directors authorizes additional $1 billion for stock repurchases
  Company issues fiscal 2011 guidance reflecting its expectations for strong growth in bookings, revenue, non-GAAP diluted EPS and cash flow from operations

HOUSTON--(BUSINESS WIRE)--May 5, 2010--BMC Software (NASDAQ: BMC) today announced its fiscal 2010 fourth quarter and full year results.

Fiscal 2010 fourth quarter total revenue was $491 million, up 3 percent from the year-ago period. On a constant currency basis, total revenue for the quarter remained relatively flat with the year-ago period. License revenue was $201 million, an increase of 5 percent compared to the fourth quarter of fiscal 2009.

Total revenue for the full fiscal year was $1.91 billion, an increase of 2 percent on both a reported and constant currency basis. License revenue for the fiscal year rose 7 percent to $758 million.

GAAP net earnings for the fiscal fourth quarter were $119 million, or $0.64 per diluted share, versus $83 million and $0.44 per diluted share in the year-ago period. Non-GAAP net earnings for the quarter, after adjustments, were $121 million, or $0.65 per diluted share, representing a 2 percent increase in non-GAAP diluted earnings per share as compared to the year-ago quarter. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

GAAP net earnings for the full fiscal year were $406 million, or $2.17 per diluted share, versus $238 million and $1.25 per diluted share in fiscal 2009. Non-GAAP net earnings for the year, after adjustments, were $496 million, or $2.66 per diluted share, representing a 15 percent increase in non-GAAP net earnings and a 17 percent increase in non-GAAP diluted earnings per share over fiscal 2009.

Fourth quarter and full fiscal year GAAP net earnings were positively impacted by a net $30 million income tax benefit recorded by the Company in connection with the settlement of prior years’ tax matters with the Internal Revenue Service. This tax benefit was excluded from the Company’s non-GAAP results.

“Fiscal 2010 was another very solid year for BMC Software, while the fourth quarter could have been better, particularly for revenue and EPS,” said Bob Beauchamp, BMC’s chairman and chief executive officer. “Fiscal 2011 began very strongly. Just minutes into the new fiscal year, BMC closed the largest ESM transaction in our history. This fast start, combined with continued acceleration in the fundamentals that drive BMC’s business, gives us confidence entering fiscal 2011. We expect a year of strong growth in bookings, revenue, non-GAAP diluted earnings per share, and cash flow from our operations.”

The Company posted the following key results for fiscal 2010 and the fourth fiscal quarter:

  Total bookings for fiscal 2010 were $1.95 billion, up 4 percent, and for the fourth quarter were $587 million, up 9 percent.
  Total license bookings for the year grew 1 percent and increased by 8 percent for the quarter.
  Non-GAAP operating margin for fiscal 2010 increased 2 percentage points to 35 percent and for the quarter was 33 percent, down 2 percentage points.
  Cash flow from operations for fiscal 2010 was $635 million, up 10 percent, and for the quarter was $304 million, up 53 percent.
  The Company’s balance sheet remains strong, with $1.5 billion in cash and investments and $1.8 billion in deferred revenue.

During the fourth quarter, BMC continued its stock repurchase activities, spending $75 million to repurchase 2 million shares. Additionally, in April 2010, the Company’s Board of Directors authorized an additional $1.0 billion for stock repurchases.

Steve Solcher, BMC’s chief financial officer, said: “Even amidst a relatively challenging economic environment, we were able to grow our business during fiscal 2010. We strengthened our technology portfolio, expanded our sales force, and further improved our efficiency. We did all of this while substantially improving our earnings and cash flow from operations. The combination of these factors underscores the strength of our strategy, our ability to meet customer demand, and the financial discipline we bring across our business.”

Fiscal 2011 Expectations

For full year fiscal 2011, the Company expects non-GAAP diluted earnings per share in the range of $2.84 to $2.94 per share, which at the midpoint would represent a 9 percent increase over last year. This range excludes an estimated $0.77 to $0.82 per share for non-GAAP adjustments, including expenses related to the amortization of intangible assets, stock-based compensation and restructuring activity.

The assumptions underlying this full year fiscal 2011 estimate include:

  Total bookings and revenue growth in the mid single digits;
  Continued improvement in non-GAAP operating margin;
  A slight increase in the license bookings ratable rate;
  Slight bookings, revenue, and non-GAAP EPS negative impact due to currency assumed at today's rates;
  Weighted shares outstanding similar to prior year; and
  A non-GAAP tax rate of 27 percent.

The Company also expects full year fiscal 2011 cash flow from operations to be between $660 million and $710 million.

Conference Call

A conference call to discuss fiscal 2010 fourth quarter and full year results is scheduled for today, May 5, 2010 at 4:00 pm Central Time. Those interested in participating may call (913) 312-1467 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the Company's website at http://investors.bmc.com. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by U.S. generally accepted accounting principles (GAAP), the Company has also disclosed in this press release and the accompanying tables the following non-GAAP information: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP operating margin, (d) non-GAAP net earnings and (e) non-GAAP diluted earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with GAAP. These non-GAAP financial measures exclude share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; charges related to in-process research and development; as well as the related tax impacts of these items; and the impact of certain discrete tax items. Each of the non-GAAP adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC Management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and they are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; charges related to in-process research and development and certain discrete tax items that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Share-based compensation expense. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by GAAP for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating the Company’s and our management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted. Accordingly, our operational managers are evaluated based on the operating expenses exclusive of share-based compensation expenses and including such charges would hamper investors’ ability to evaluate the performance of our management in the manner in which management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, the business units and management teams, including the determination of management incentive compensation, and when making decisions to allocate resources among business units.

• Amortization of intangible assets. Our non-GAAP financial measures exclude costs associated with the amortization of intangible assets. Management and the Board of Directors believe it is useful in evaluating the Company’s and our management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of intangible assets, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, our business units and management teams, including the determination of management incentive compensation, and when making decisions to allocate resources among business units.

• Severance, exit costs and related charges. Our non-GAAP financial measures exclude severance, exit costs and related charges, primarily consisting of severance costs associated with position eliminations and lease abandonment costs, and any subsequent changes in estimates. Management and the Board of Directors believe it is useful, when evaluating corporate and business unit performance during a particular time period, to review financial measures excluding these restructuring costs because corporate management is also evaluated, and various corporate resource allocation decisions are made, based on operating expenses exclusive of such charges. We believe that the inclusion of such charges would hinder investors’ ability to evaluate the performance of our business in the manner in which management evaluates corporate performance, and thus such charges are excluded from our non-GAAP financial measures.

• In-process research and development charges. Our non-GAAP financial measures exclude in-process research and development charges recorded in prior year periods. These amounts represent the estimated fair value of core research and development projects that were incomplete as of the respective dates of acquisition and had neither reached technological feasibility nor been determined to have alternative future uses pending achievement of technological feasibility upon further development. Such amounts were required to be expensed by us as of the date of the respective acquisition under the accounting rules in place in prior years. Because the costs are fixed at the time of acquisition and are not subject to management influence, management does not consider the costs in evaluating the performance of the Company, our business units and management teams, including the determination of management incentive compensation, nor when it allocates resources among the business units. We believe excluding these items is useful to investors because it facilitates comparisons to our historical operating results without being affected by our acquisition history and the results of other companies in our industry, which have their own unique acquisition histories.

• Certain discrete tax items. Our non-GAAP financial measures exclude: (i) in fiscal 2010, a $30.0 million net tax benefit associated with an IRS settlement related to prior year tax matters, and (ii) in fiscal 2009, $6.8 million of tax expense associated with an intercompany transfer of IPR&D in connection with the acquisition of BladeLogic. Management excludes the impact of these items when evaluating the performance of the Company, our business units and management teams, including the determination of management incentive compensation, and when making decisions to allocate resources. Therefore, we exclude these items when presenting non-GAAP financial measures.

In this press release we refer to certain bookings information. Bookings represent the transactional value of new contracts executed by us and reflected in our financial statements, including amounts recorded to both revenue and deferred revenue. We also refer to growth rates for revenue and bookings at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s business performance. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

Business runs on IT. IT runs on BMC Software.

Business thrives when IT runs smarter, faster and stronger. That’s why the most demanding IT organizations in the world rely on BMC Software across both distributed and mainframe environments. Recognized as the leader in Business Service Management, BMC offers a comprehensive approach and unified platform that helps IT organizations cut cost, reduce risk and drive business profit. For the four fiscal quarters ended March 31, 2010, BMC revenue was approximately $1.91 billion. Visit www.bmc.com for more information.

This news release and other related public statements we make contain both historical information and forward-looking information. Statements of plans, objectives, strategies and expectations for future operations and results, identified by words such as “believe,” “anticipate,” “expect,” “estimate” and “guidance” are forward-looking statements. Numerous important factors affect BMC Software's operating results and could cause BMC Software's actual results to differ materially from the forecasts and estimates indicated by this press release or by any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) our cash flow from operations could be affected by many factors, including, but not limited to, lengthening sales cycles, the size and timing of bookings, customer payment terms, the timing of collections, increased expenses, reduced net earnings and movement in foreign currency exchange rates; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to offset revenue shortfalls in the near-term is limited; 6) changes to our sales organization, including personnel and process changes, may have unintended negative consequences; 7) our expectations for revenue and earnings are based on an assumption of the percentage of license revenue which will be recognized upfront versus deferred; if our actual results do not match our assumption, our recognized revenue and resultant earnings could fall short of expectations; 8) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; and 9) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available on our website at www.bmc.com. We undertake no obligation to update information contained in this release.

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2010 BMC Software, Inc.

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

			Incr/(Decr)
	Quarter Ended March 31,		Percentage
	2009	2010	Change
	(In millions, except per share data)
Revenue:
License	$192.0	$201.3	4.8%
Maintenance	252.3	254.9	1.0%
Professional services	35.0	35.1	0.3%
Total revenue	479.3	491.3	2.5%

Cost of license revenue	31.2	32.2	3.2%
Cost of maintenance revenue	42.0	43.5	3.6%
Cost of professional services revenue	32.9	37.5	14.0%
Selling and marketing expenses	133.7	152.1	13.8%
Research and development expenses	54.5	52.4	(3.9)%
General and administrative expenses	46.7	49.2	5.4%
Amortization of intangible assets	8.4	8.4	-
Severance, exit costs and related charges	9.6	0.5	(94.8)%
Total operating expenses	359.0	375.8	4.7%
Operating income	120.3	115.5	(4.0)%
Other income (loss), net	(6.2)	1.9	(130.6)%
Earnings before income taxes	114.1	117.4	2.9%
Provision for income taxes	30.8	(1.4)	(104.5)%
Net earnings	$83.3	$118.8	42.6%

Diluted earnings per share	$0.44	$0.64	45.5%

Shares used in computing diluted earnings per share	186.9	185.7	(0.6)%

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS

			Incr/(Decr)
	Year Ended March 31,		Percentage
	2009	2010	Change
		(Unaudited)
	(In millions, except per share data)
Revenue:
License	$709.7	$758.4	6.9%
Maintenance	1,017.8	1,023.7	0.6%
Professional services	144.4	129.1	(10.6)%
Total revenue	1,871.9	1,911.2	2.1%

Cost of license revenue	117.1	115.5	(1.4)%
Cost of maintenance revenue	166.3	158.3	(4.8)%
Cost of professional services revenue	141.6	137.4	(3.0)%
Selling and marketing expenses	541.5	556.2	2.7%
Research and development expenses	222.0	195.6	(11.9)%
General and administrative expenses	197.7	206.4	4.4%
Amortization of intangible assets	34.1	32.7	(4.1)%
In-process research and development	50.3	-	(100.0)%
Severance, exit costs and related charges	33.5	3.0	(91.0)%
Total operating expenses	1,504.1	1,405.1	(6.6)%
Operating income	367.8	506.1	37.6%
Other loss, net	(3.9)	(1.9)	(51.3)%
Earnings before income taxes	363.9	504.2	38.6%
Provision for income taxes	125.8	98.1	(22.0)%
Net earnings	$238.1	$406.1	70.6%

Diluted earnings per share	$1.25	$2.17	73.6%

Shares used in computing diluted earnings per share	190.2	186.8	(1.8)%

BMC SOFTWARE, INC.
BALANCE SHEETS

		Unaudited
	March 31,	June 30,	September 30,	December 31,	March 31,
	2009	2009	2009	2009	2010

	(In millions)
Current assets:
Cash and cash equivalents	$1,023.3	$997.0	$1,137.8	$1,079.5	$1,368.6	(a)
Short-term investments	73.6	213.8	74.7	128.0	65.5	(a)
Trade accounts receivable, net	217.8	134.6	174.6	208.9	212.3
Trade finance receivables, net	99.3	62.5	85.3	121.7	117.7
Other current assets	146.5	149.4	148.2	147.6	140.9
Total current assets	1,560.5	1,557.3	1,620.6	1,685.7	1,905.0

Property and equipment, net	103.0	106.7	104.3	97.9	95.0
Software development costs	122.6	120.8	135.5	144.1	145.5
Long-term investments	72.3	74.3	76.3	62.3	62.4	(a)
Long-term trade finance receivables, net	92.1	44.9	52.5	123.8	122.6
Goodwill and intangible assets, net	1,478.6	1,469.9	1,490.8	1,548.4	1,524.4
Other long-term assets	268.4	263.0	267.3	252.4	282.7
Total assets	$3,697.5	$3,636.9	$3,747.3	$3,914.6	$4,137.6

Current liabilities:
Trade accounts payable	$48.9	$54.4	$46.9	$33.9	$37.5
Finance payables	13.7	8.0	13.9	15.1	23.0
Accrued liabilities	293.4	202.7	239.4	283.0	324.7
Deferred revenue	977.3	968.0	934.1	922.6	975.9
Total current liabilities	1,333.3	1,233.1	1,234.3	1,254.6	1,361.1

Long-term deferred revenue	810.6	759.8	762.5	804.5	847.2
Long-term borrowings	313.6	311.7	309.8	340.9	340.9
Other long-term liabilities	191.5	196.3	215.7	210.0	200.7
Total long-term liabilities	1,315.7	1,267.8	1,288.0	1,355.4	1,388.8

Total stockholders' equity	1,048.5	1,136.0	1,225.0	1,304.6	1,387.7

Total liabilities and stockholders' equity	$3,697.5	$3,636.9	$3,747.3	$3,914.6	$4,137.6

(a) Total cash and investments	$1,169.2	$1,285.1	$1,288.8	$1,269.8	$1,496.5

BMC SOFTWARE, INC.
STATEMENTS OF CASH FLOWS

Quarter Ended March 31,			Year Ended March 31,
2009	2010		2009	2010
(Unaudited)	(Unaudited)			(Unaudited)
(In millions)			(In millions)
		Cash flows from operating activities:
$83.3	$118.8	Net earnings	$238.1	$406.1
		Adjustments to reconcile net earnings to net cash provided by operating activities:
47.3	46.5	Depreciation and amortization	182.8	175.8
19.8	23.8	Share-based compensation expense	82.0	88.9
-	-	In-process research and development	50.3	-
7.2	27.6	Other	16.5	24.7
		Changes in operating assets and liabilities, net of acquisitions:
(6.4)	(3.2)	Trade accounts receivable	16.5	9.4
(30.0)	4.2	Trade finance receivables	(46.0)	(47.8)
14.8	3.5	Trade accounts payable	4.9	(12.5)
4.4	8.9	Finance payables	9.3	8.1
57.1	96.0	Deferred revenue	0.8	30.5
0.8	(22.6)	Other operating assets and liabilities	24.5	(47.8)
198.3	303.5	Net cash provided by operating activities	579.7	635.4

		Cash flows from investing activities:
-	-	Cash paid for acquisitions, net of cash acquired, and other investments	(783.7)	(92.3)
(42.9)	(47.8)	Purchases of investments	(173.5)	(330.8)
59.3	110.8	Proceeds from maturities / sales of investments	194.2	367.0
(7.2)	(4.2)	Purchases of property and equipment	(28.0)	(22.1)
(17.5)	(17.7)	Capitalization of software development costs	(67.3)	(81.0)
(0.1)	(0.1)	Other investing activities	6.4	(0.1)
(8.4)	41.0	Net cash provided by (used in) investing activities	(851.9)	(159.3)

		Cash flows from financing activities:
(5.8)	(2.4)	Repayments of borrowings and capital lease obligations	(17.9)	(15.5)
26.5	21.4	Proceeds from stock option exercises and other	101.8	89.2
-	-	Proceeds from borrowings, net of issuance costs	295.6	42.0
2.3	4.0	Excess tax benefit from share-based compensation expense	24.1	13.7
(50.0)	(75.1)	Treasury stock acquired	(330.0)	(275.1)
-	(4.6)	Repurchases of stock to satisfy employee tax withholding obligations	(16.2)	(13.0)
(27.0)	(56.7)	Net cash provided by (used in) financing activities	57.4	(158.7)

(11.1)	1.3	Effect of exchange rate changes on cash and cash equivalents	(50.2)	27.9
151.8	289.1	Net change in cash and cash equivalents	(265.0)	345.3
871.5	1,079.5	Cash and cash equivalents, beginning of period	1,288.3	1,023.3
$1,023.3	$1,368.6	Cash and cash equivalents, end of period	$1,023.3	$1,368.6

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions)
(Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2009	2010	2009	2010

GAAP operating expenses	$359.0	$375.8	$1,504.1	$1,405.1

Severance, exit costs and related charges	(9.6)	(0.5)	(33.5)	(3.0)

Amortization of intangible assets	(19.7)	(20.9)	(78.7)	(76.5)

Share-based compensation expense	(19.8)	(23.8)	(82.0)	(88.9)

In-process research and development	-	-	(50.3)	-

Non-GAAP operating expenses	$309.9	$330.6	$1,259.6	$1,236.7

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income
(In millions)
(Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2009	2010	2009	2010

GAAP operating income	$120.3	$115.5	$367.8	$506.1

Severance, exit costs and related charges	9.6	0.5	33.5	3.0

Amortization of intangible assets	19.7	20.9	78.7	76.5

Share-based compensation expense	19.8	23.8	82.0	88.9

In-process research and development	-	-	50.3	-

Non-GAAP operating income	$169.4	$160.7	$612.3	$674.5

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin
(In millions)
(Unaudited)

	Quarter Ended March 31,			Quarter Ended March 31,			Quarter Ended March 31,
	2009	2010		2009	2010		2009	2010

GAAP revenue:	$479.3	$491.3	GAAP operating income:	$120.3	$115.5	GAAP operating margin:	25%	24%

			Severance, exit costs and related charges	9.6	0.5

			Amortization of intangible assets	19.7	20.9

			Share-based compensation expense	19.8	23.8

GAAP revenue:	$479.3	$491.3	Non-GAAP operating income:	$169.4	$160.7	Non-GAAP operating margin:	35%	33%

	Year Ended March 31,			Year Ended March 31,			Year Ended March 31,
	2009	2010		2009	2010		2009	2010

GAAP revenue:	$1,871.9	$1,911.2	GAAP operating income:	$367.8	$506.1	GAAP operating margin:	20%	26%

			Severance, exit costs and related charges	33.5	3.0

			Amortization of intangible assets	78.7	76.5

			Share-based compensation expense	82.0	88.9

			In-process research and development	50.3	-

GAAP revenue:	$1,871.9	$1,911.2	Non-GAAP operating income:	$612.3	$674.5	Non-GAAP operating margin:	33%	35%

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings
(In millions)
(Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2009	2010	2009	2010

GAAP net earnings	$83.3	$118.8	$238.1	$406.1

Severance, exit costs and related charges	9.6	0.5	33.5	3.0

Amortization of intangible assets	19.7	20.9	78.7	76.5

Share-based compensation expense	19.8	23.8	82.0	88.9

In-process research and development	-	-	50.3	-

Subtotal pre-tax reconciling items	49.1	45.2	244.5	168.4

Tax effect of above pre-tax items	(12.2)	(13.4)	(58.2)	(48.5)

Impact of certain discrete tax items	-	(30.0)	6.8	(30.0)

Non-GAAP net earnings	$120.2	$120.6	$431.2	$496.0

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Diluted Earnings Per Share to Non-GAAP Diluted Earnings Per Share
(Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2009	2010	2009	2010

GAAP diluted earnings per share	$0.44	$0.64	$1.25	$2.17

Severance, exit costs and related charges	0.05	-	0.18	0.02

Amortization of intangible assets	0.11	0.11	0.41	0.41

Share-based compensation expense	0.11	0.13	0.43	0.48

In-process research and development	-	-	0.26	-

Subtotal pre-tax reconciling items	0.26	0.24	1.29	0.90

Tax effect of above pre-tax items	(0.07)	(0.07)	(0.31)	(0.26)

Impact of certain discrete tax items	-	(0.16)	0.04	(0.16)

Non-GAAP diluted earnings per share	$0.64	$0.65	$2.27	$2.66

Shares used in computing diluted earnings per share (in millions)	186.9	185.7	190.2	186.8

CONTACT:
BMC Software
Global Communications:
Mark Stouse, 832-715-0234
mark_stouse@bmc.com
or
Investor Relations:
Derrick Vializ, 713-918-1805
derrick_vializ@bmc.com